MACH 3 SEFS HD DISTRIBUTOR

THIS AGREEMENT (this "Agreement") is made and entered into as of November 28, 2007 by and between EEPI US Inc. ("EEPI") a
Nevada incorporated company and ECO Fuel Savers, a division of AACTION Mulch Inc., (the "DISTRIBUTOR").

R E C I T A L S:

	WHEREAS, EEPI has acquired the distribution rights for the Mach 3 SEFS HD product that has been specifically formulated for fuel enhancement catalysts for heavy duty diesel internal combustion engines, turbines, locomotives, open combustion furnaces and boilers, power generating and marine diesel engines, hereinafter called the PRODUCT.

       The PRODUCT is a fuel additive that has been registered with the US EPA (#192720003).

       The DISTRIBUTOR wishes to become a distributor of the PRODUCT in Florida, Georgia, Alabama, North Carolina, South
Carolina, Tennessee, Mississippi. Louisiana and Arkansas
(the "Territories").

1.         RELATIONSHIP.

	1.1 Appointment. Upon the terms, and subject to the terms and conditions, contained herein, EEPI hereby appoints the DISTRIBUTOR as a distributor of the PRODUCT in the Territories listed above. The rights granted hereunder shall permit the DISTRIBUTOR to market and to sell the PRODUCT anywhere within the Territories listed above. EEPI agrees not to sell the PRODUCT in the DISTRIBUTORS Territories with the exception of sales made via EEPI's network of Certified Fuel Specialist and via EEPI's network of registered representatives. In any case any sale made by a Certified Fuel Specialist and or through a Registered Representative will still be considered the ultimate sale of the DISTRIBUTOR. Any sales realized from this source are covered in section 4.2.


	1.2 Acceptance of Appointment. DISTRIBUTOR hereby accepts the appointment as provided in Section 1.1 above, and hereby agrees fully and faithfully to perform and discharge all of its duties, obligations and responsibilities as set forth in this Agreement. It is understood and agreed that the DISTRIBUTOR status is maintained provided that the minimum purchase requirement is met as defined in 7.1.

	1.3 Competing Products. During the term of this Agreement, the DISTRIBUTOR and all officers, directors, shareholders, employees, agents or representatives of a company to be formed (collectively, "Agents"), and any entity in which DISTRIBUTOR or any of its Agents has a direct or indirect controlling ownership interest, shall not, directly or indirectly, promote, sell or distribute any fuel additive or similar product(s) which directly compete with the PRODUCT.
Any such violation by the DISTRIBUTOR shall have the DISTRIBUTOR immediately deemed to be in default of this Agreement.

	1.4 	 Independent Contractor.  The relationship of EEPI
and the DISTRIBUTOR established by this Agreement is that of independent contractors. Nothing contained in this Agreement shall be construed to (a) give either party hereto the power to direct and control the day-to-day activities of the other, or (b) constitute the parties as partners, joint ventures, co-owners or otherwise as participants in a joint or common undertaking. Neither party hereto nor any of its Agents is the representative of the other party for any purpose except as has set forth in this Agreement, and has no power or authority as agent, employee or in any other capacity to represent, act for, bind, or otherwise create or assume an obligation on behalf of the other for any purpose whatsoever. All financial obligations associated with the DISTRIBUTOR'S business are the sole responsibility of the DISTRIBUTOR. All sales and other agreements between the DISTRIBUTOR and its customers are the DISTRIBUTOR'S sole responsibility and shall have no effect on EEPI's obligations under this Agreement. EEPI may inspect the sales records and warehousing of the DISTRIBUTOR upon 24 hours written notice.

	1.5     Promotional Duties.

a) The DISTRIBUTOR shall exert its best efforts consistent with sound business planning and projected profitability and sales potential to introduce and diligently advertise, promote, sell and distribute the PRODUCT and make use of, and disseminate to its customers, and to potential purchasers, promotional materials, made available by EEPI.
All advertising materials and product claims prepared by the DISTRIBUTOR must be approved by EEPI. The DISTRIBUTOR is to incur costs associated with the production of marketing materials.

b) The DISTRIBUTOR shall at all times demonstrate and otherwise represent the PRODUCT fairly and accurately in comparison with competitive products from other manufacturers, shall make no false or misleading representations with regard to the PRODUCT, and shall not make any representations with respect to the specifications, features or capabilities of the PRODUCT which is not consistent with those described in the product literature or other material supplied by EEPI.


	1.6 Technical Support. EEPI shall provide the DISTRIBUTOR with such technical support regarding the PRODUCTS as is reasonably necessary for the DISTRIBUTOR to assist EEPI under this Agreement, including but not limited to copies of all applicable test results of the PRODUCT. EEPI agrees to provide the DISTRIBUTOR with all testing and data completed on the PRODUCT as they become available.

	1.7 Prospect Registration. The DISTRIBUTOR will register individual's who have expressed an interest in and agreed to be contacted by, an EEPI Certified Fuel Specialist (a "Prospect") and provide the Prospect registration
fee of $25.00 per registration.   The Prospect registration fee may be
increased, upon 30 days written notice. The DISTRIBUTOR and its agents are not entitled to commissions as an EEPI Certified Fuel Specialist.


2.         PURCHASE OF PRODUCT

	2.1 Ordering Procedure. Purchase of PRODUCT shall be made by the DISTRIBUTOR by means of Purchase Orders submitted to EEPI. Each such Purchase Order shall specify the number of units of the PRODUCT ordered by the DISTRIBUTOR, the desired date and location of delivery, which shall have a minimum time span of 60 days from the date of order. EEPI shall use its best efforts to comply with the requirements of the DISTRIBUTOR on the terms and conditions of this Agreement. However, EEPI shall not be responsible for any delay of delivery due to acts of God and/or any situations beyond its
reasonable control.   The DISTRIBUTOR is responsible for the collection and
payment of sales taxes or hold a sales tax exemption certificate.

	2.2 Purchase Order The DISTRIBUTOR shall submit each Purchase Order for the PRODUCT. No additional or conflicting terms or conditions may be proposed by the DISTRIBUTOR in or in connection with any Purchase Order, and no such additional or conflicting terms or conditions shall be binding upon EEPI without its prior written consent.

	2.3 Delivery of PRODUCT. The PRODUCT ordered by DISTRIBUTOR shall be delivered F.O.B. Chino, California and all shipping costs are to be incurred by the DISTRIBUTOR.

a) The PRODUCT may not be shipped outside of the United States due to shipping and labeling requirements;

b) The DISTRIBUTOR must comply with the MSDS warehousing recommendations as contained in the MSDS in the attached Schedule "B" as well as any applicable laws in each Territory.

	2.4 Titles and Risk of Loss. Title to the PRODUCT ordered and all risk of loss shall pass from EEPI to the DISTRIBUTOR at the time and place of EEPI's delivery of the PRODUCT to a common carrier for delivery to the DISTRIBUTOR in accordance with the delivery terms prescribed in each purchase order, notwithstanding that EEPI may retain rights of possession or repossession to ensure collection of the purchase price thereof. The DISTRIBUTOR shall be solely responsible for insuring the PRODUCT after delivery to a common carrier for delivery to the DISTRIBUTOR. The DISTRIBUTOR shall designate the common carrier used for transportation of the PRODUCT. EEPI shall not be responsible for any delay caused by the carrier. Once the PRODUCT has been received the DISTRIBUTOR has 48 hours to inspect the product. The DISTRIBUTOR may not repackage the PRODUCT. If the PRODUCT is damaged it must immediately be returned to the manufacturer in Chino, California.


	2.5 Indemnification. Each party assumes sole responsibility for all acts performed by it pursuant to this Agreement and shall be solely responsible for all claims in connection herewith. Each party shall indemnify, defend and hold harmless from any and all claims, actions, lawsuits, demands, costs, liabilities, losses, damages and/or expenses (including reasonable attorneys' fees and costs of litigation) by any other party resulting from or relating to non delivery of product, any acts, omissions or misrepresentations of such party, its agents or any of them. Claims shall not include claims or actions against EEPI resulting solely from product infringement of third party rights or from product liability claims.

3. PRICING STRUCTURE OF PRODUCT.

	3.1 It is understood and agreed that confidentiality of the PRODUCT prices as set out in the attached Schedule "A" is for the mutual protection of the DISTRIBUTOR and EEPI. Pricing is subject to change upon sixty (60) calendar days written notice.

       3.2 Manufacturer Suggested Retail Pricing of the PRODUCT. It is understood and agreed that all parties hereto will maintain a MSRP structure, attached hereto as Schedule "A", set jointly by EEPI and the DISTRIBUTOR in order to maintain a stable market condition of the PRODUCT for the protection of all parties. Sale of PRODUCT by the DISTRIBUTOR at discounts unauthorized by EEPI is prohibited. The DISTRIBUTOR may however market and sell product at prices that are higher than the MSRP structure.

4.         PAYMENT FOR PRODUCTS.

4.1 Payment Terms.

i) DISTRIBUTOR shall pay by cash or cashier's check or wire transfer directly into EEPI's appointed bank account for the full amount of the Purchase Order up to US$100,000 upon submitting the Purchase Order, exclusive of shipping costs.

ii) For orders exceeding US$100,000, exclusive of shipping costs, DISTRIBUTOR shall elect to pay in full of the Purchase Order by wire transfer to pay a deposit equal to 50% of the Purchase Order. The DISTRIBUTOR collects the balance of the 50% of the total purchase order guaranteeing payment upon delivery of the PRODUCT to the common carrier F.O.B. California.

4.2 Commission. The DISTRIBUTOR shall provide a monthly sales report which includes the registered Prospect information so that EEPI may calculate commissions owing to its Certified Fuel Specialists and Registered Representatives. The DISTRIBUTOR shall provide payment on the 5th day of each month so that EEPI may provide commissions payable to its Certified Fuel Specialists and Registered Representative's. EEPI reserves the right to submit commission adjustments and be paid commissions by the DISTRIBUTOR within three months of the initial calculation of commissions. For sales that are considered EEPI house accounts (a house account is defined as a sale that is not associated or assigned with a Certified Fuel Specialist), the DISTRIBUTOR shall pay to EEPI an 11% commission of the gross selling price. EEPI will update in advance the list of house accounts. For any sales that are as a result of the activities of a Certified Fuel Specialist's registered Prospect, then a commission of 20% is due. For sales that the Distributor registers (corporate accounts that are not associated with EEPI Certified Fuel Specialists or Registered Representatives) the DISTRIBUTOR only pays a 2% override commission. The DISTRIBUTOR is only required to pay the above referenced commissions, with the exception of the 2%, for prospect's registered in advance with EEPI's prospect registration system. The DISTRIBUTOR shall provide an 18% discount to Certified Fuel Specialists for the purchase of test kits and no commissions will be paid on the test kit orders. The DISTRIBUTOR will also provide a 14% stocking discount to Certified Fuel Specialists and a maximum of 7% commission is payable for any stocking discounts referred by Registered Representatives.

5. 	REPRESENTATIONS AND WARRANTIES.  The DISTRIBUTOR represents and warrants to EEPI that it: (a) has full and unrestricted authority to enter into this Agreement and, by executing, delivering or performing under this Agreement, it will not breach any agreement to which it is currently a party; (b) has the legal right, free of any right or interest of any third party, to perform its obligations hereunder; and (c) currently is in material compliance with all applicable Laws and has received all applicable product safety certifications and registrations from appropriate governmental entities necessary to perform its obligations under this Agreement. EEPI represents and warrants to the DISTRIBUTOR that it: (a) has full and unrestricted authority to enter into this Agreement and, by executing, delivering or performing under this Agreement, it will not breach any agreement to which it is currently a party and (b) has the legal right, free of any right or interest of any third party, to perform its obligations hereunder.

5.1 AUTHORITY TO EXECUTE CONTRACT:

It is represented herein that Dori O'Neill has the full and complete authority to bind EEPI in executing the Agreement and any other related agreements with the DISTRIBUTOR.

It is also represented herein that James Eisenman has the full and complete authority to bind the DISTRIBUTOR in executing this Agreement and any other related agreements with EEPI.


6.   CONFIDENTIAL INFORMATION.

	6.1 Definition. EEPI and the DISTRIBUTOR recognize that the relationship created by this Agreement may involve access by the parties to information of substantial value to each other, including, but not limited to, designs, drawings, plans, software, programs, material and manufacturing specifications, devices, trade secrets, applications, formula, know-how, methods, techniques, and processes (whether related to product patents or otherwise), as well as financial, business, marketing and product development information, and customer lists including contact lists provided to EEPI relating to the Product (collectively, "Confidential Information"), provided that Confidential Information shall not include information:

a) In the public domain or which subsequently falls into the public domain;

b) Specifically intended by EEPI for disclosure to customers of the DISTRIBUTOR;

c) Which the recipient can prove was known through a source independent of the disclosing party prior to any communication by the disclosing party; or

d) Disclosed to the recipient in good faith by a third party having a legal right to do so.

	6.2 	Non-Disclosure.  EEPI and the DISTRIBUTOR acknowledge and
agree that they own all rights, title and interest in and to their Confidential Information. EEPI and the DISTRIBUTOR further agree that they shall (i) maintain the secrecy and confidentiality of all Confidential Information which comes to its attention, (ii) take all necessary precautions to prevent any disclosure of Confidential Information by any of its Agents, and (iii) during the term of this Agreement and for so long as Confidential Information does not enter into the public domain through no act or omission of DISTRIBUTOR, neither publish, disclose nor disseminate any part of such Confidential Information.

             6.3    Non-Circumvention

a) EEPI and the DISTRIBUTOR wish to execute this Agreement to protect them within the specific Territories against the circumvention of one by the other through unauthorized contacts with a party's business sources during the period covered by this Agreement.

b) EEPI and the DISTRIBUTOR wish to execute this Agreement for their joint protection against the communication of information that is proprietary in nature, and/or that is intrinsically valuable or is potentially harmful to the business of either of the parties, if divulged to another.

c) EEPI and the DISTRIBUTOR agree to refrain from soliciting business and contacts from sources not their own or which have been made available to them via this Agreement, without first obtaining the express permission of the party who made the original introduction.

d) The Parties agree to keep confidential the names of any banks, corporations, organizations, individuals, licensors, licensees, or agents of any of the above, introduced by either of the Parties or by the agent of a Party, to the other. The identities of these individuals shall remain confidential during the term specified in this Agreement. Information such as telephone, or facsimile databases and technical / commercial / financial data, as well as any matter which could reasonably be expected to cause technical/commercial/financial damages, directly or indirectly, to either of the parties, shall be accorded confidentiality under this Agreement.

e) This Agreement shall apply to all transactions executed or initiated during the period of this Agreement. It shall apply to all Agents and shall include follow-up contacts, repeats, roll-overs, extensions and renegotiated contracts or the equivalent.

f) Any violation of this Agreement shall entitle the wronged party to compensation for such damage as may be reasonably shown to have resulted from the violation.

g) This instrument contains the entire Agreement of parties. This Agreement shall be construed under the laws of the State of Nevada without reference to its conflict of laws, rules, and controversies and claims arising from this agreement shall be brought only in the courts of the State of Nevada.

	6.4	Injunctive Relief  The Parties understand and
agree that the Confidential Information has special value, the loss of which cannot be reasonably or adequately compensated in damages or in an action at law, and therefore, in the event of any breach or violation of the provisions of this Section 6 by any party to this Agreement, the other party shall be entitled to equitable relief by way of injunction without bond and without the necessity of proving actual damages, in addition to, and not in limitation of, any other relief or rights to which they may be entitled. The terms and provisions of this Section 6 shall survive any termination or expiration of this Agreement.

7.	    TERM AND MINIMUM ANNUAL ORDER

	7.1 .  TERM Subject to the termination provisions of
Section 8 hereof, the term of this Agreement shall commence on January 1, 2008 for a term of THREE (3) YEARS (the "Initial Term") with minimum annual orders. Provided that the minimum order requirement has been met, the contract automatically renews for an additional THREE (3) YEAR term. The successive THREE (3) YEAR minimum purchase requirement shall be US $8,000,000 (EEPI may allow the DISTRIBUTOR to reduce the minimum order amount as low as $6,000,000 provided, that EEPI is able to meet its quota from other US sales). This amount is subject to change upon 30 days written notice in accordance with EEPI's purchase requirements from the Manufacturer.


7.2 MINIMUM ORDERS The initial order amount of $49,923.36 will be provided by the DISTRIBUTOR on November 21, 2007.
For the year one minimum purchase requirements, other than January 1, 2008, the DISTRIBUTOR may move one month's minimum purchase order to another month's total order, as long as the total PRODUCT amount ordered for 2008 is equal to $1,750,000. The DISTRIBUTOR must provide 30 days written notice of such requested change.

Order Date	  Minimum Orders of PRODUCT

January 1, 2008	  US $200,000
($50,000 credit provided for initial order)
March 1, 2008     US $250,000
($125,000 upon ordering and $125,000 when product completed)
May 1, 2008	  US $250,000
($125,000 upon ordering and $125,000 when product completed)
July 1, 2008	  US $250,000
($125,000 upon ordering and $125,000 when product completed) September 1, 2008 US $250,000
($125,000 upon ordering and $125,000 when product completed) November 1, 2008 US $500,000
($250,000 upon ordering and $250,000 when product completed)

Year Two	 US $5,000,000
(EEPI may allow the DISTRIBUTOR to reduce the minimum order amount as low as $3,500,000 provided, that EEPI is able to meet its quota from other US sales)

Year Three	 US $8,000,000 (EEPI may allow the DISTRIBUTOR
to reduce the minimum order amount as low as $6,000,000 provided, that EEPI is able to meet its quota from other US sales)

7.3 Until such time as EEPI secures additional Master Agents for areas outside of the DISTRIBUTORS Territories, EEPI shall purchase inventory from the DISTRIBUTOR for orders less than $100,000 to assist with the DISTRIBUTOR meeting the minimum purchase requirements. EEPI shall provide payment to the DISTRIBUTOR for cost plus 5% or a minimum $50.00 handling charge for orders that are less than a case.

7.4 Notwithstanding the aforesaid, unless terminated on six months advance notice or DISTRIBUTOR is in incurable default of any terms of this Agreement, this Agreement shall automatically be extended for a second term of THREE (3)
YEARS ("Renewal Term") on mutually agreeable term and conditions.

8. TERMINATION. This Agreement shall remain in full force and affect as specifically set forth in Section 7 hereof, unless earlier terminated as follows:

	(a) By mutual consent of the parties in writing at any time.

	(b) By either party upon giving written notice to the other party if such other party is in default of any term or provision herein contained, and such default is not cured within thirty (30) days of written notice of such default. Any such notice shall identify the nature of the claimed default and the action or actions required to cure each claimed default.

	(c) By EEPI's giving written notice to the
DISTRIBUTOR: (i) if all or substantially all of the DISTRIBUTOR'S assets are transferred to another person or entity other than the persons or entities exercising ownership of DISTRIBUTOR at the date of this Agreement;
or (ii) if a court having jurisdiction in the premises
shall enter a decree or order means for relief in respect
of DISTRIBUTOR   in an involuntary case under any applicable
Bankruptcy, insolvency or other similar law now or hereinafter in effect, or appoint a receiver, liquidator, assignee, custodian, trustee, sequestrate (or similar official) of DISTRIBUTOR or for any substantial part of its property, or order the winding up or liquidation of its affairs, and such decree or order shall remain unseated and in effect for a period of sixty (60) consecutive days; or (iii) if DISTRIBUTOR shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in any involuntary case under any such law, or consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrate (or similar official) of such party or for any substantial part of its property, or make any general assignment for the benefit of creditors, or fail generally to pay its debts as they become due or shall take any action in furtherance of any of the foregoing.

9. EFFECT OF TERMINATION. Termination of this Agreement shall not extinguish debts and other obligations created or arising between the parties by virtue of this Agreement or by virtue of contracts or arrangements entered into hereunder before the effective date of termination of this Agreement (the "Termination Date"). Without limiting the generality of the foregoing, upon the Termination Date:

	(a) DISTRIBUTOR shall not be relieved of its obligation to (i) pay for the PRODUCT ordered by DISTRIBUTOR prior to the Termination Date or (ii) receive and pay for all quantity of the PRODUCT covered by orders which have been accepted by EEPI prior to the Termination Date; EEPI shall be obligated to complete all PRODUCT orders which were accepted by EEPI prior to the Termination Date, provided that EEPI receives assurance satisfactory to EEPI in its sole discretion that it will be paid in accordance with the terms of this Agreement; and in each such case, the DISTRIBUTOR shall be permitted to distribute such PRODUCT as well as any quantity of the PRODUCT in the DISTRIBUTOR'S inventory. After the Termination Date, EEPI shall have no obligation of any kind to accept any orders, for the Products or otherwise, from DISTRIBUTOR.

	(b) DISTRIBUTOR shall submit to EEPI within thirty (30) days after the Termination Date a list of all the PRODUCT owned by the DISTRIBUTOR which were purchased from EEPI as of the Termination Date; EEPI may, at its sole discretion, purchase any or all of such PRODUCT from the DISTRIBUTOR upon written notice of its intention to do so, at prices to be agreed upon between the parties but in no event greater than EEPI's cost for such PRODUCT; after receipt of such PRODUCT from the DISTRIBUTOR, EEPI will pay the DISTRIBUTOR for such quantity of PRODUCT on thirty (30) day terms. The DISTRIBUTOR shall permit EEPI and its representatives to have access to its inventory of the PRODUCT during the DISTRIBUTOR'S usual business hours for purposes of inspection and verification of EEPI's inventory of PRODUCT after the Termination Date. At the option of the DISTRIBUTOR, if EEPI does not purchase the remaining inventory, then the DISTRIBUTOR will be permitted to sell off the PRODUCT.

	(c) The DISTRIBUTOR shall cease to use any Confidential
Information relating to or in connection with its continued business operations and shall promptly return to EEPI any and all physical, written and descriptive matter (including all reproductions and copies thereof) containing Confidential
Information as EEPI shall specify.

	(d) NEITHER PARTY OR THEIR PARENT, SUBSIDIARIES OR AFFILIATE COMPANIES SHALL BE LIABLE TO THE OTHER PARTY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, INCIDENTAL OR CONSEQUENTIAL DAMAGES, ON ACCOUNT OF TERMINATION OF THIS AGREEMENT IN ACCORDANCE WITH ITS TERMS.

10.	GENERAL PROVISIONS.

	10.1 Successor and Assigns. This Agreement shall inure to the benefit of, and be binding upon, the respective successors and assigns of the respective parties hereto; provided, however, that neither party hereto shall have the right to assign any of its rights under this Agreement without the prior written consent of the other party which consent shall not be unreasonably withheld or delayed, except that EEPI may assign its rights and interests in this Agreement in connection with the merger or consolidation of EEPI with a majority owned subsidiary of its parent company;
and provided, further, that neither party hereto shall be relieved of its respective obligations hereunder upon any assignment, whether voluntary, involuntary or by operation of law, of its rights under this Agreement.

	10.2 Notices. All notices, requests, demands and other communications, which may be given or are required to be given under this Agreement, shall be in writing and in English. All notices shall be sent by facsimile transmission and confirmed by overnight courier, and shall be deemed given on the date of such facsimile transmission. All notices shall be addressed as set forth below:

If to EEPI:		EEPI US Inc.
			7865 Edmonds Street
			Burnaby, BC V3N 1B9
			Attention:  	Dori O'Neill, President & CEO
			Telephone:   	604-759-5031
                        Fax:		604-759-5044




If to DISTRIBUTOR:	ECO Fuel Savers, a division of
			AACTION MULCH INC.
			6230 Thomas Road
			Fort Meyers, FL 33912-2268
			Attention: James Eisenman, President
			Telephone: 239-470-2131

Or to such other address as each party hereto may from time to time designate by written notice to the other party as provided herein.

	10.3 Governing Law. This Agreement has been executed and delivered in, and shall be governed by and construed in accordance with the laws of the State of Nevada.

	10.4 Headings. The headings herein are for convenience only, do not constitute a part of this Agreement, and shall not be deemed to limit or affect any of the terms or provisions hereof.

	10.5 Waiver and Amendment. No waiver, amendment, modification or change of any provision of this Agreement shall be effective unless and until made in writing and signed by all of the parties hereto. No waiver, forbearance or failure by any party hereto of its right to enforce any provision of this Agreement shall constitute a waiver or estoppels of such party's right to enforce any other provision of this Agreement or a continuing waiver by such party of compliance with any provision.

	10.6 Severability. The provisions of this Agreement are intended to be interpreted and construed in a manner so as to make such provisions valid, binding and enforceable. In the event that any provision of this Agreement is determined to be partially or wholly invalid, illegal or unenforceable, then such provision shall be deemed to be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or, if such provision cannot be modified or restricted in a manner so as to make such provision valid, binding and enforceable, then such provision shall be deemed to be excised from this Agreement and the validity, binding effect and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any manner.

	10.7 Cooperation. Each party hereto shall cooperate with the other party hereto and shall take such further action and shall execute and deliver such further documents as may be necessary or desirable in order to carry out the provisions and purposes of this Agreement.

	10.8 Counterparts and Facsimiles. This Agreement may be executed in one or more counterparts by original or facsimile copies, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

	10.9 Entire Agreement. This Agreement (including the exhibits and schedules hereto, each of which is incorporated herein and made a part of this Agreement) constitutes the entire agreement and understanding of the parties hereto and terminates and supersedes any and all prior agreements, arrangements and understandings, both oral and written, or implied, between the parties hereto concerning the subject matter of this Agreement. It is also agreed and understood that if any part of this Agreement is deemed unenforceable, all other parts of this agreement shall remain valid and in full force.

	IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


EEPI US Inc.
Per:

/s/Dori O'Neill/
______________________________________
Dori O'Neill
President & CEO


ECO FUEL SAVERS, a division of
AACTION MULCH INC.
Per:

/s/ James Eisenman
_______________________________________
Name: James Eisenman

SCHEDULE "A"

US Territories Distributor Price List for MACH 3 SEFS-HD Product

1/2 Gallon Bottle


















MSRP

4 Pallets Unit cost 8 Pallets Unit cost
 12 Pallets Unit cost
Container cost

$149.50

             $110.00

             $109.25

$108.50

             $107.75
Bottles per order
     2,592

 5,184

7,776

11,664











20 L (676 fl oz) pail

















MSRP

4 Pallets Unit cost
8 Pallets Unit cost
12 Pallets Unit cost
Container cost

$1,450.00

$1,066.89

$1,059.64

$1,052.39

     $1,045.14

Pails per order
          224

448

672

1,008











210 L (7,102 fl oz) drum








MSRP

4 Pallets Unit cost
8 Pallets Unit cost
12 Pallets Unit cost
Container cost

$14,725.00

      $10,834.45

          $10,760.95

$10,687.45

$10,614.45

Drums per order
24

48

72

102











All orders are FOB Chino California, USA